Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-196528, and 333-181195) pertaining to the 2004 Incentive Award Plan of Cogent Communications Holdings, Inc. of our reports dated February 24, 2016, with respect to the consolidated financial statements and schedule of Cogent Communications Holdings, Inc. and the effectiveness of internal control over financial reporting of Cogent Communications Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

McLean, VA
February 24, 2016